Exhibit 1

CUSIP NO. 00767E102	Schedule 13D	Page 20 of 20
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock of Aegerion Pharmaceuticals, Inc. This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.
Advent Healthcare and Life Sciences III Limited Partnership
Advent Healthcare and Life Sciences III A Limited Partnership

By:	AHLS III GP Limited Partnership, General Partner
By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager
By:	Jarlyth H. Gibson, Compliance Officer*

Advent Partners HLS III Limited Partnership

By:	Advent International Corporation, General Partner
By:	Jarlyth H. Gibson, Compliance Officer*

AHLS III GP Limited Partnership

By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager
By:	Jarlyth H. Gibson, Compliance Officer*

Advent International LLC

By:	Advent International Corporation, Manager
By:	Jarlyth H. Gibson, Compliance Officer*

Advent International Corporation

By:	Jarlyth H. Gibson, Compliance Officer*
* For all of the above:

/s/ Jarlyth H. Gibson Jarlyth H. Gibson, Compliance Officer